Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

December 14, 2020

Confidential

Board of Directors

TC Federal Bank

131 South Dawson Street

Thomasville, Georgia 31792

Members of the Board:

This letter sets forth the agreement (“Agreement”) between TC Federal Bank (the “Bank”) and Feldman Financial Advisors, Inc. (“FFA”), whereby the Bank has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the Bank in connection with the conversion of the Bank from the mutual to stock form of organization and the simultaneous issuance of common stock by the Bank or a newly formed holding company (the “Conversion”).

FFA agrees to deliver the Valuation, in a written report, to the Bank at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from the Bank’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Bank’s regulatory authorities and prior to the time the Conversion is completed. If requested, FFA will assist the Bank in responding to all regulatory inquiries regarding the Valuation and will also assist the Bank at all meetings with the regulatory authorities concerning the Valuation.

The Bank agrees to pay FFA a professional consulting fee of $20,000 for FFA’s appraisal services related to preparation of the full appraisal report. Any subsequent appraisal updates required in conjunction with the regulatory application and the stock offering will be subject to an additional fee of $7,500 per update. It is anticipated that there will be at least one appraisal update, specifically the appraisal update required after the completion of the subscription and community offering. The Bank also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,500 without the prior consent of the Bank. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery, and travel shall be paid to FFA as incurred and billed. Payment of the professional consulting fee shall be made according to the following schedule:

●	$ 5,000 upon execution of this Agreement;
●	$15,000 upon delivery of the full appraisal report to the Bank; and,
●	$ 7,500 upon completion of each updated appraisal report.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

TC Federal Bank

December 14, 2020

If, during the course of the Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by the Bank and FFA. Such unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion, material changes in mutual-to-stock conversion appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, major changes in the Bank’s management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event the Bank shall for any reason discontinue the Conversion prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $15,000, the Bank agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $20,000 plus reimbursable expenses and less credit for payment of the initial fee of $5,000.

In order to induce FFA to render the aforesaid services, the Bank agrees to the following:

1.

The Bank agrees to supply FFA such information with respect to the Bank’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.

The Bank hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of the Bank, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that the Bank will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

3.

Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Bank in any regulatory application, proxy statement, or offering prospectus; provided that, such valuation or opinion may not be disclosed in the prospectus, nor reproduced and distributed, nor may FFA be referred to in the prospectus without FFA’s prior written consent.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

TC Federal Bank

December 14, 2020

4.

FFA’s Valuation will be based upon the Bank’s representation that the information contained in the Conversion application and additional information furnished to us by the Bank and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor will FFA independently value the assets or liabilities of the Bank. The Valuation will consider the Bank only as a going concern and will not be considered as an indication of the liquidation value of the Bank.

5.

FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.

The Bank agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s gross negligence, bad faith, or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify the Bank as soon as possible. The Bank will attempt to resolve the claim. In the event the Bank is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

7.

The Bank and FFA are not affiliated, and neither the Bank nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Conversion application or Securities and Exchange Commission and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

TC Federal Bank

December 14, 2020

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the initial payment in the amount of $5,000.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

Trent R. Feldman
President

AGREED TO AND ACCEPTED FOR:

TC FEDERAL BANK

By:

Title:

Date: